
Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Nine Months Ended September 30, 1995 and 1994

                                                   Nine Months Ended
                                                     September 30
                                             ------------------------------
                                                1995                1994
                                             ----------          ----------
                                                     (in Thousands)
Pretax income                                  $ 125,873          $ 112,278
Add fixed charges:
  Interest on deposits                           207,716            134,860
  Interest on borrowings                          68,835             37,355
  Portion of rental expense representing
    interest expense                               2,516              2,112
                                               ----------         ----------
      Total fixed charges                        279,067            174,327
                                               ----------         ----------
     Income before fixed charges               $ 404,940          $ 286,605
                                               ==========         ==========

Pretax income                                  $ 125,873          $ 112,278
Add fixed charges (excluding interest on
 deposits):
  Interest on borrowings                          68,835             37,355
  Portion of rental expense representing
    interest expense                               2,516              2,112
                                               ----------         ----------
      Total fixed charges                         71,351             39,467
                                               ----------         ----------
    Income before fixed charges
      (excluding interest on deposits)         $ 197,224          $ 151,745
                                               ==========         ==========

Ratio of Earnings to Fixed Charges:
  Including interest on deposits                   1.45x              1.64x
  Excluding interest on deposits                   2.76x              3.84x

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